UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2013

OREXIGEN THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33415	65-1178822
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3344 N. Torrey Pines Ct., Suite 200, La Jolla, CA	92037
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 875-8600

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 15, 2013, Orexigen Therapeutics, Inc. (the “Company”) entered into a Second Amendment to Lease (the “Amendment”) with Mullrock 3 Torrey Pines, LLC (the “Landlord”) pursuant to which the Company extended the term of its lease of the office space at 3344 North Torrey Pines Court, La Jolla, California 92037, its corporate headquarters, for an additional 4 years to August 31, 2017 (the “Extension Term”). The Amendment retains the Company’s option to extend the term, as extended, of the lease for an additional 5 years and provides for, among other things, monthly rent during the Extension Term, beginning on September 1, 2013, in the amounts set forth in the table below.

Months	Monthly Basic Rent
1-12	$83,358.57
13-24	$85,803.94
25-36	$88,471.42
37-48	$91,138.90

In addition, the Landlord agreed to abate the Company’s obligation to pay 50% of the Company’s monthly basic rent for the first full nine months of the Extension Term, unless the lease is terminated due to the Company’s default, in which event the Landlord is entitled to a pro rata recovery of the abated monthly basic rent. In addition, the Landlord agreed to provide up to $311,206 for tenant improvements made during the first year of the Extension Term, and any portion of such amount, not to exceed $155,603, that is not used for tenant improvements as of August 31, 2014 may be credited against the monthly basic rent. The Landlord also granted the Company a right of first offer to obtain a minimum of 5,000 rentable square feet additional space in the office complex, subject to specified conditions.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by the Amendment, a copy of which the Company intends to file with its Quarterly Report on Form 10-Q for the quarter ending March 31, 2013.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Compensation Committee (the “Committee”) of the Board of Directors of the Company approved bonuses for the 2012 fiscal year to be awarded to the Company’s named executive officers. Bonus awards were based on the Committee’s evaluation of the Company’s performance as well as each individual named executive officer’s performance during the 2012 year. The evaluations for Mark Booth, Joseph P. Hagan, Dr. Preston Klassen and Heather Turner also included input from Michael Narachi, the Company’s President and Chief Executive Officer.

The Committee had previously established target bonus levels for the named executive officers. The target bonus for all named executive officers, except Mr. Narachi, is equal to 50% of their respective base salaries. The target bonus for Mr. Narachi is equal to 75% of his base salary. The Committee had previously determined that Mr. Narachi’s annual bonus should be 100% based on the Company’s achievement relative to the 2012 corporate goals. The Committee further determined that with respect to each other named executive officer, 80% of their annual bonus should be tied to the Company’s achievement relative to the 2012 corporate goals. The Committee reviewed the Company’s performance against the 2012 corporate goals and determined that the Company had reached 125% of its target corporate goals, due primarily to the accelerated enrollment of appropriate patients in the Contrave® cardiovascular outcomes trial, the Light Study. Based on all of the above factors, the Committee determined that the total bonuses awarded for the 2012 fiscal year to each named executive officer are as follows:

Named Executive Officer	Title	2012 Annual Merit Bonus
Michael Narachi	President and Chief Executive Officer	$585,938
Joseph P. Hagan	Chief Business Officer and Treasurer	$222,000
Mark Booth	Chief Commercial Officer	$185,493
Preston Klassen, M.D., M.H.S.	Senior Vice President, Global Development	$240,500
Heather Turner	Senior Vice President, General Counsel and Secretary	$222,000

The Committee also determined not to increase the annual base salaries for the 2013 fiscal year for the Company’s named executive officers. Thus, the 2013 annual base salaries for the Company’s named executive officers are the same as the 2012 fiscal year and are as follows:

Named Executive Officer	Title	2013 Annual Base Salary
Michael Narachi	President and Chief Executive Officer	$625,000
Joseph P. Hagan	Chief Business Officer and Treasurer	$370,000
Mark Booth	Chief Commercial Officer	$296,000	*
Preston Klassen, M.D., M.H.S.	Senior Vice President, Global Development	$370,000
Heather Turner	Senior Vice President, General Counsel and Secretary	$370,000

*	Mr. Booth’s salary at any time during the fiscal year is prorated to reflect his then current part-time status. This amount represents an assumed 80% part-time Schedule.

Effective as of February 15, 2013, the Company amended its employment agreements with Michael Narachi, Joseph P. Hagan, Mark Booth, Dr. Preston Klassen, and Heather Turner. The amendments provide that the term for the severance and change in control benefits contained therein will continue until March 31, 2016. All other provisions related to the severance and change in control benefits in the employment agreements were unchanged by the amendments.

The foregoing description of the amendments does not purport to be complete and is qualified in its entirety by the amendments, a copy of each of which the Company intends to file with its Quarterly Report on Form 10-Q for the quarter ending March 31, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OREXIGEN THERAPEUTICS, INC.

Date: February 19, 2013	By:	/s/ Joseph P. Hagan
	Name:	Joseph P. Hagan
	Title:	Chief Business Officer